EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           ORION ACQUISITION CORP. II


     Pursuant to the General Corporation Law of the State of Delaware ("GCL"), it is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is Orion Acquisition Corp. II. The date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware was October 19, 1995.

     2. The certificate of incorporation of the corporation is hereby amended by deleting Article Eight in its entirety. The remaining Articles Nine through Eleven shall be renumbered as Eight through Ten, respectively.

     3. Except as otherwise amended hereby, the provisions of the certificate of incorporation of the corporation are in full force and effect.

     4. The amendment to the certificate of incorporation has been duly adopted in accordance with the provisions of Section 242 of the GCL, by resolution of the Board of Directors of the corporation and by affirmative vote of the holders of two-thirds of the outstanding stock entitled to vote thereon at a meeting of stockholders.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate of Amendment on this 22nd day of October, 1999.

                                /s/ Christopher A. Marlett
                             ------------------------------------------------
                              Christopher A. Marlett, Chief Executive Officer


ATTEST:

/s/ Dyana Williams Marlett
__________________________________
Dyana Williams Marlett, Secretary